UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 16, 2008

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grollemund Agreement

On July 16, 2008, Activision Blizzard, Inc. (the “Company”) entered into an employment agreement with Jean-François Grollemund (the “Grollemund Agreement”) pursuant to which Mr. Grollemund serves as Chief Merger Officer of the Company.  The Grollemund Agreement was effective as of July 9, 2008 and expires on July 9, 2010.  Mr. Grollemund’s annual base salary will initially be $348,300 and will be reviewed on each anniversary of the effective date of the Grollemund Agreement (or such other time at which salaries of other executives are reviewed) and may at those times be increased, but not decreased, by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”).  Additionally, Mr. Grollemund will be eligible to receive an annual bonus, with a target amount of 50% of his base salary, the actual amount of which, if any, will be based upon Mr. Grollemund’s achievement of certain financial and business objectives determined by the Compensation Committee.  Mr. Grollemund also received a transaction bonus of $169,000 and is eligible to receive a special performance bonus of $168,000, payable in a single lump sum on the first anniversary of the effective date of the Grollemund Agreement, subject to the terms of a prior bonus agreement between Mr. Grollemund and Vivendi Games, Inc., including Mr. Grollemund’s continued employment with the Company through that date.

Pursuant to the Grollemund Agreement, on July 21, 2008 Mr. Grollemund received a grant of 6,000 restricted share units under the Activision, Inc. 2007 Incentive Plan (the “2007 Plan”).  The restricted share units will vest in equal monthly installments over the 24 month period from effective date of the contract, subject to Mr. Grollemund’s continued employment.  The restricted share units shall be subject to all terms of the 2007 Plan and the Company’s standard form of employee award agreement.

The Grollemund Agreement contains other provisions and provides for other benefits that are customary in the employment agreements of similarly situated executives.

Director Compensation

Unaffiliated Director Compensation Program.  On July 16, 2008, the Compensation Committee approved increases in the cash compensation for directors who are not employed by the Company or any of its subsidiaries or a majority shareholder of the Company or any of its affiliates and subsidiaries as follows:

	Prior	Current
Annual Retainer	$45,000	$50,000
For Serving as Chairman of the Audit Committee	$20,000	$25,000
For Serving as Chairman of the Compensation Committee	$20,000	$20,000
For Serving as Chairman of the Nominating or Corporate Governance Committee	$10,000	$15,000
For Serving as an Audit Committee Member	$5,000	$10,000
For Service as a Compensation Committee or Nominating and Governance Committee Member	N/A	$5,000
For Each Board or Committee Meeting Attended	$2,500	$3,000
Per Day for Special Assignments	$5,000	$5,000

In addition to cash fees, those directors are entitled to the following equity grants:

•      Upon a director’s initial election to the Board and upon a director’s re-election to the Board following each ten year period of continuous service, such director shall receive a grant of options to purchase 20,000 shares of the Company’s common stock and 10,000 restricted share units which vest in eight equal installments (on a quarterly basis in the two years following the date of grant, subject to continued service on the Board).

•      Each non-employee director will receive an annual grant of options to purchase 10,000 shares of the Company’s common stock and 5,000 restricted stock units on July 21, 2008 and, commencing in 2009, will receive an annual grant of options to purchase 10,000 shares of the Company’s common stock and 5,000 restricted share units upon re-election to the Board, which vest in four equal installments (on a quarterly basis in the year following the date of grant, subject to continued service on the Board).

The options will have a ten-year term.  Upon cessation from service on the Board for any reason other than for cause, vested options will remain exercisable until the earlier of (i) the first anniversary of the date of death or cessation of service and (ii) the original expiration date.

In all other respects, the Company’s current director compensation policy remains in effect.

Grants Made In Accordance with Director Compensation Program and the Company’s Bylaws.

On July 16, 2008, upon the recommendation of the Compensation Committee and in accordance with director compensation program, the Board approved a grant of 10,000 stock options and 5,000 restricted share units, effective as of July 21, 2008, to all directors who are not employed by the Company or any of its subsidiaries or a majority shareholder of the Company or any of its affiliates and subsidiaries.  In addition, in accordance with the Company’s bylaws, the Board approved a grant of 5,000 restricted share units to each directors employed by Vivendi, S.A. or an affiliate or subsidiary thereof.  The stock options have an exercise price of $36.82 per share, vest in four equal installments (on a quarterly basis in the year following the date of grant, subject to continued service on the Board), and have a ten-year term.  The restricted share units will vest in four equal installments (on a quarterly basis in the year following the date of grant, subject to continued service on the Board).  The awards are subject to all terms of the 2007 Plan and the Company’s standard forms of non-employee director award agreements.

Extension of Exercisability of Certain Outstanding Option Awards.  On July 16, 2008, the Compensation Committee extended the period of exercisability of outstanding options held by two recently departed directors, Barbara Isgur and Peter Nolan, and the Company’s current non-employee directors until the earlier of (i) the first anniversary of the date of death or cessation of service and (ii) the original expiration date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2008	ACTIVISION BLIZZARD, INC.

	By:	/s/ George L. Rose
George L. Rose
Chief Legal Officer